Exhibit 5.1

April 22, 2015

Royal Bank of Canada
200 Bay Street, Royal Bank Plaza
Toronto, Ontario, Canada, M5T 2J5

and

RBC Covered Bond Guarantor Limited Partnership
155 Wellington Street West, 14th Floor
Toronto, Ontario, Canada, M5V 3K7

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Royal Bank of Canada (the Bank) and RBC Covered Bond Guarantor Limited Partnership (the Guarantor, and together with the Bank, the Registrants), in connection with the filing by the Registrants of a shelf registration on Form F-3 dated April 22, 2015  (the Registration Statement) under the United States Securities Act of 1933, as amended (the Act).  The Registration Statement registers U.S. $15,000,000,000 aggregate amount of covered bonds (the Covered Bonds) unconditionally and irrevocably guaranteed as to payments (the Guarantee) by the Guarantor, to be issued pursuant to an amended and restated trust deed, dated as of August 1, 2014 (the Trust Deed) between the Bank, as issuer, the Guarantor, as guarantor, and Computershare Trust Company of Canada, as Bond Trustee. We have participated, together with Morrison & Foerster LLP, United States counsel to the Bank and the Guarantor in the preparation of the following: (i) the Registration Statement; (ii) the prospectus of the Bank included in the Registration Statement (the Prospectus); and (iii) the Trust Deed.

For the purposes of our opinions below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions hereinafter set forth. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or facsimiles.

For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that the Trust Deed has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, each party thereto other than the Bank and the Guarantor. In giving this opinion, we express no opinion as to any laws other than the laws, at the date hereof, of the Provinces of Ontario and the federal laws of Canada applicable therein.

With respect to the continuing existence of the Bank as a Schedule I bank under the Bank Act (Canada) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated April 22, 2015 issued by the Office of the Superintendent of Financial Institutions.

With respect to the continuing existence of the Guarantor as a limited partnership existing under the Limited Partnership Act (Ontario), and in connection therewith RBC Covered Bond GP Inc., the managing general partner of the Guarantor, existing as a corporation under the Canada Business Corporations Act referred to in paragraphs 2 below, we have relied, without independent investigation or verification, exclusively upon a limited partnerships report dated April 22, 2015 in respect of the Guarantor issued pursuant to the Limited Partnership Act (Ontario), and a certificate of compliance dated April 22, 2015 issued in respect of RBC Covered Bond GP Inc. pursuant to the Canada Business Corporations Act.

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1  The Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Covered Bonds;

2  The Guarantor exists as a limited partnership under the Limited Partnership Act (Ontario). RBC Covered Bond GP Inc. exists as a corporation incorporated under the Canada Business Corporations Act and has the corporate power to act as managing general partner of the Guarantor and, on behalf of the Guarantor, to create, issue and sell the Guarantee;

3  When each Covered Bond to be issued pursuant to the Registration Statement has been duly completed in substantially the form set forth as a schedule to the Trust Deed, executed, authenticated, issued in accordance with the Trust Deed and delivered against payment therefor as contemplated in the Registration Statement and the Prospectus and any applicable agreement of purchase and sale, such Covered Bonds and the Guarantee in respect thereof will be validly issued;

4  The Trust Deed has been duly authorized, executed and delivered by the Bank and RBC Covered Bond GP Inc. on behalf of the Guarantor and constitutes a legal, valid and binding obligation of the Bank, the Guarantor and RBC Covered Bond GP Inc., enforceable against each of them in accordance with its terms;

5  The opinions set forth in paragraph 4 above as to the enforceability of the Trust Deed are subject to the following qualifications:

(i)	equitable remedies, such as specific performance and injunctive relief, are remedies which may only be granted at the discretion of a court of competent authority;

(ii)
enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the rights of creditors (including the provisions of the Bank Act (Canada) respecting such matters); and

(iii)
pursuant to the Currency Act (Canada), a judgment by a court in any province in Canada may be awarded in Canadian currency only and such judgment may be based on a rate of exchange which may be the rate in existence on a day other than the day of payment of such judgment.

We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.

The opinions expressed herein are provided solely for the benefit of the addressees in connection with the filing of the Registration Statement with the United States Securities and Exchange Commission and are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to us under the headings “Legality Of Covered Bonds” and “Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others" in the Prospectus.

In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP

NORTON ROSE FULBRIGHT CANADA LLP